ARCHIPELAGO LEARNING REPORTS SECOND QUARTER RESULTS

Revenue Increased 33% to $13.6 Million
Adjusted Cash Flow from Operations Increased 32% to $5.0 Million
Adjusted Diluted EPS was $0.10
Company Reiterates 2010 Guidance

DALLAS, Texas – August 11, 2010 – Archipelago Learning, Inc. (NASDAQ: ARCL), a leading subscription-based online education company, today announced financial results for the quarter ended June 30, 2010.

Second Quarter Highlights (2Q10 vs. 2Q09):

Archipelago Learning Including EducationCity:

•	Revenue increased 33% to $13.6 million

•	Adjusted cash flow from operations (non-GAAP) increased 32% to $5.0 million (excluding approximately $3.3 million of EducationCity acquisition related cash costs)

•	Invoiced sales (non-GAAP) increased 33% to $15.7 million

•	Adjusted EBITDA (non-GAAP) increased 30% to $7.8 million

•	Adjusted diluted earnings per share was $0.10

Archipelago Learning Excluding EducationCity:

•	Revenue increased 27% to $13.1 million

•	Invoiced sales (non-GAAP) increased 23% to $14.6 million

•	Adjusted EBITDA (non-GAAP) increased 21% to $7.2 million

Tim McEwen, chief executive officer, stated, “We are very pleased with our second quarter results, as our high impact and low cost value proposition continued to resonate with educators, even in a time of difficult school budget pressures. In particular, sales of our core Study Island program were strong in June, as school districts spent their remaining 2010 fiscal year Title I and district funds and began to prepare for the next school year.”

“EducationCity has performed well since we acquired it on June 9th,” McEwen continued, “with invoiced sales of $1.1 million and GAAP revenue of $0.5 million. Our integration of EducationCity continues to progress as planned, and we are enthusiastic about their future prospects and new programs. In particular, we are excited about several new programs that EducationCity has under development, including a new program for English Language Learners launching this autumn.”

McEwen concluded, “While the school funding environment remains challenging, we continue to see growing interest in our products and believe we are well positioned to benefit from the educational reform driven by school budget pressures, the shift from print to online digital educational solutions, the integration of curriculum and assessment and the demand for cost effective differentiated instruction to improve student performance. We are off to a strong start in the third quarter as we experienced record sales in July. Our business is seasonal in nature and July has historically been our largest sales month. In addition, our v4 high school enhancements and new common core products are being released this month in time for the start of the new school year, and we are reiterating our previously provided full-year guidance.”

On a consolidated basis, Archipelago Learning and EducationCity delivered the following results for the second quarter:

Revenue increased 33% to $13.6 million and invoiced sales increased 33% to $15.7 million from the second quarter of 2009 due to both strong organic growth and the impact of the acquisition of EducationCity in June 2010. Organic revenue growth of 27% was driven by the recognition of the strong invoiced sales generated in the current and previous quarters. Organic invoiced sales growth of 23% reflected continued strong execution of the Company’s sales force in the second quarter, including in our top ten states where invoiced sales increased 25% over prior year and in high schools where invoiced sales grew 59% over prior year. EducationCity contributed $0.5 million of revenue and $1.1 million of invoiced sales in the period.

Adjusted Cash Flow from Operating Activities increased 32% to $5.0 million from the second quarter 2009 (excluding approximately $3.3 million of EducationCity acquisition related cash costs), as a result of the Company’s continued strong operating performance and the acquisition of EducationCity.

Deferred Revenue as of June 30, 2010 was $47.4 million, an increase of 79% from June 30, 2009 and an increase of 38% from March 31, 2010. The increase in deferred revenue over prior periods was the result of strong invoiced sales growth and the acquisition of EducationCity.

Income from Continuing Operations decreased 81% to $0.6 million from the second quarter 2009. The decrease was the result of $3.3 million of one-time expenses related to the EducationCity acquisition. Excluding these acquisition related expenses, income from continuing operations benefited from increased revenue partially offset by increased cost of revenue and operating expenses in the following areas: planned staffing increases across most departments, greater stock-based compensation expense related to options issued in connection with the Company’s November IPO, increased professional fees and other expenses related to being a public company and modest post-acquisition operating expenses for EducationCity.

Adjusted EBITDA increased 30% to $7.8 million from the second quarter 2009. Adjusted EBITDA as a percent of invoiced sales decreased slightly to 49% from 50% in the second quarter of 2009. The increase in adjusted EBITDA was the result of our invoiced sales growth, partially offset by increased costs of revenue and operating expenses.

Net Income (Loss) from continuing operations was $(0.1) million compared to $2.4 million in the second quarter 2009. The net loss from continuing operations was primarily due to the transaction related expenses from the EducationCity acquisition. Excluding acquisition related expenses, stock-based compensation, the gain (loss) on the interest rate swap, and other non-recurring items, second quarter of 2010 adjusted net income from continuing operations was $2.5 million. Growth in adjusted net income was negatively impacted by the higher applicable income tax rate resulting from our conversion from a limited liability company to a C corporation in connection with our November IPO. If our income tax rate of 37% in the second quarter of 2010 was applied to the second quarter of 2009, our adjusted net income from continuing operations would have increased by 34% from the prior year period.

Earnings per Diluted Share (Loss per Share) was $(0.01) and adjusted diluted EPS was $0.10. There were 24.2 million weighted-average diluted shares outstanding for the second quarter of 2010.

Other Balance Sheet Highlights: At June 30, 2010, cash and cash equivalents totaled $23.3 million as compared to $15.9 million at June 30, 2009 and $58.7 million at March 31, 2010. The decrease from March 31, 2010 was primarily due to cash used for the EducationCity acquisition, offset by additional borrowings. Total debt outstanding was $86.2 million at June 30, 2010. The increase in total debt outstanding was due to increased borrowing to fund the EducationCity acquisition. The market value of the Company’s interest rate swap was $0.5 million as compared to $0.9 million at March 31, 2010.

Fiscal 2010 Outlook

As of August 11, 2010, Archipelago Learning is reiterating guidance for the fiscal year 2010.

On a combined basis including EducationCity, Archipelago Learning currently expects the following for the fiscal year ending December 31, 2010:

•	Revenue[1] of $58 to $62 million

•	Adjusted diluted EPS[2] of $0.34 to $0.38

•	Diluted EPS[1] of $0.30 to $0.34

•	Cash flow from operations[3] of $27 to $29 million

•	Capital expenditures of approximately $3 million

•	Total schools of 35,000 to 38,000[4]

(1)	Revenue and diluted EPS shown before any write-down to EducationCity’s deferred revenue that may result from purchase adjustments at close and non-recurring acquisition related expenses of $3.3 million (refer to the reconciliations of non-GAAP measures for Adjusted Revenue and Adjusted Net Income and Diluted EPS included in this press release).

(2)	Adjusted diluted EPS excludes stock compensation expense, the gain/loss on our interest rate swap, any non-cash deferred revenue write-down resulting from the EducationCity acquisition and acquisition related expenses of $3.3 million (refer to the reconciliations of non-GAAP measures for Adjusted Revenue and Adjusted Net Income and Diluted EPS included in this press release).

(3)	Cash flow from operations excludes non-recurring acquisition related expenses of $3.3 million.

(4)	Assumes approximately 25% overlap of Study Island and EducationCity Schools in the US.

TeacherWeb Divestiture

TeacherWeb was divested in November 2009 and has been classified as a discontinued operation for financial reporting purposes. As a result, the income statement related metrics discussed herein, such as revenue, invoiced sales, income from continuing operations, adjusted EBITDA, and net income and earnings per share from continuing operations exclude TeacherWeb in all periods.  Cash flow and balance sheet related results discussed herein include TeacherWeb except where specifically noted.

Non-GAAP Financial Measures

This press release contains six non-GAAP financial measures: adjusted revenue, invoiced sales, adjusted EBITDA, adjusted cash flow from operations, adjusted net income and adjusted diluted EPS. Because these financial measures are not recognized under GAAP, they should not be used as indicators of, or alternatives to, the corresponding GAAP financial measures of operating performance.

Invoiced sales are recognized in the period in which a customer places a purchase order and an invoice is issued, which may be in a different period than the commencement of the subscription. Under GAAP, revenue for invoiced sales is deferred and recognized ratably over the subscription term beginning on the commencement date of the applicable subscription. This difference between non-GAAP invoiced sales and GAAP revenue in a given period is equal to the change in the Company’s deferred revenue balance for that period.

Adjusted revenue differs from revenue in that it includes the impact of purchase accounting adjustments to deferred revenue.

Adjusted EBITDA, adjusted net income and adjusted diluted EPS differ from the corresponding GAAP measures in that they exclude stock-based compensation expense, gains or losses on the Company’s interest rate swap and other non-recurring items, as well as the change in deferred revenue, interest, tax, depreciation and amortization expense, in the case of adjusted EBITDA. Reconciliation tables of GAAP to non-GAAP financial measures are included at the end of this release.

Adjusted cash flow from operations differs from cash flow from operations in that it excludes the EducationCity acquisition related cash costs.

Management believes that these non-GAAP measures provide useful information to investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. Although management uses these non-GAAP financial measures to assess the operating performance of our business, they have significant limitations as an analytical tool because they may exclude certain material costs. For example, because adjusted EBITDA, adjusted net income and adjusted diluted EPS do not account for certain expenses, their utility as a measure of operating performance has material limitations. In addition, the definitions of these non-GAAP financial measures may vary among companies and industries, and they may not be comparable to other similarly titled measures used by other companies.

Conference Call Information

Archipelago Learning will host a conference call to discuss its second quarter fiscal 2010 results and 2010 outlook at 8:00 a.m. Eastern Time on Thursday, August 12, 2010. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 approximately ten minutes prior to the start of the call. A replay of this call will be available starting around 11:00 a.m. Eastern Time and will remain active until August 25, 2010. The replay can be accessed by dialing (877) 660-6853 and entering account number 3055 and conference code 353839. The conference call will be also webcast and can be accessed via the Investor Relations section of the Company’s website at http://www.archipelagolearning.com. Please visit the website at least 15 minutes prior to the call to register for the webcast and download any necessary software. A replay of the webcast will be archived on the Company’s website.

About Archipelago Learning

Archipelago Learning is a leading subscription-based online education company that provides standards-based instruction, practice, assessments and productivity tools that improve the performance of educators and students via proprietary web-based platforms.

Study Island, the core product line, helps students in kindergarten through 12th grade master grade-level academic standards in a fun and engaging manner and is utilized by over 10 million students in approximately 22,800 schools in the United States and Canada. EducationCity, used by approximately 8,500 schools in the United Kingdom and approximately 4,500 schools in the United States, provides online K-6 instructional content and assessments for reading, mathematics and science. Northstar Learning, for the post-secondary market, offers online instructional content and exam preparation products across a variety of core curriculum and vocational topics.

For more information, please visit www.archipelagolearning.com. Archipelago Learning is headquartered in Dallas, Texas.

Company Contacts

Investors:	Media:

John Rouleau Integrated Corporate Relations 203-682-8342 John.Rouleau@icrinc.com	Leslie Eicher, APR Eicher Communications Inc. 314-965-1776 Leslie@EicherCommunications.com

Forward Looking Statements

This release and the related conference call contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are considered forward-looking statements and reflect current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. The words ”guidance,” “anticipate,” “estimate,” “expect,” “project,” “forecast,” “plan,” “intend,” “believe,” “may,” “should,” “likely,” “future,” and other words and terms of similar meaning are used to identify forward-looking statements. These forward-looking statements are based on assumptions that we have made in light of our industry experience and on our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. These statements are not guarantees of performance or results. They are subject to risks and uncertainties (some of which are beyond our control), which could cause actual results to vary materially from the forward-looking statements contained in this release. Although we believe that these forward-looking statements are based on reasonable assumptions, many factors could cause actual results to vary materially from those anticipated in such forward-looking statements. Certain of these risk factors are discussed in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to (i) our customers’ reliance on, and the availability of, state, local and federal funding; (ii) competitive factors, including large publishers aggressively entering our markets and new competitors more easily entering our markets if national educational standards are adopted; (iii) legislation and regulation, including changes in or the repeal of legislation that mandates state educational standards and annual assessments; (iv) difficulty in evaluating our current and future business prospects because of our recent rapid growth; (v) web-based education failing to achieve widespread acceptance by students, parents, teachers, schools and other institutions; (vi) lower customer renewal rates or a decrease in sales for our Study Island products; (v) decisions at district or state levels to use our competitors’ products rather than ours, (vi) seasonal fluctuations, (vii) system or network disruptions and technology issues, (viii) delays in product development or product releases and the success of new product introductions, (ix) acquisition related risks, (x) intellectual property related risks, (xi) our ability to retain key employees, (xii) risks related to our indebtedness, (xiii) legal risks, (xiv) risks related to global and U.S. economic conditions, and (xv) risks associated with the integration of EducationCity and the future performance of our EducationCity products.

Any forward-looking statement speaks only as of the date on which it is made, and the Company undertakes no obligation to update any forward-looking statements to reflect new information, future developments or otherwise, except as may be required by law.

ARCHIPELAGO LEARNING, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(in thousands, except share data)

	As of	As of
	June 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$23,261	$58,248
Accounts receivable, net	11,292	7,535
Deferred tax assets	2,150	2,528
Prepaid expenses and other current assets	4,010	1,809

Total	40,713	70,120
Property and equipment, net	3,087	2,620
Goodwill	166,160	94,373
Intangible assets, net	38,165	12,327
Investment	6,446	6,446
Notes receivable	4,931	4,931
Other long-term assets	1,817	1,718

Total assets	$261,319	$192,535

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable – trade	$1,461	$1,254
Accrued employee-related expenses	1,875	2,033
Other accrued expenses	655	927
Taxes payable	82	625
Deferred tax liabilities	442	—
Deferred revenue	35,470	31,181
Revolving credit facility	10,000	—
Current portion of note payable to related party	2,414	—
Current portion of long-term debt	850	700
Interest rate swap	532	1,149

Total	53,781	37,869
Long-term deferred tax liabilities	13,375	5,093
Long-term deferred revenue	11,970	5,262
Long-term note payable to related party, net of current and discount	2,290	—
Long-term debt, net of current	75,338	60,876
Other long-term liability	425	425

Total liabilities	157,179	109,525
Commitments and contingencies
Stockholders’ equity:
Preferred stock ($0.001 par value, 10,000,000 shares authorized, none issued and outstanding at June 30, 2010 and December 31, 2009)	—	—
Common stock ($0.001 par value, 200,000,000 shares authorized, 26,358,480 and 25,110,255 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively)	26	25
Additional paid-in capital	94,395	76,072
Accumulated other comprehensive income	884	—
Retained earnings	8,835	6,913

Total stockholders’ equity	104,140	83,010

Total liabilities and stockholders’ equity	$261,319	$192,535

ARCHIPELAGO LEARNING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS – UNAUDITED
(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenue	$13,597	$10,253	$26,146	$20,200
Cost of revenue	1,029	685	1,942	1,435

Gross profit	12,568	9,568	24,204	18,765
Operating Expense:
Sales and marketing	4,146	3,316	7,968	6,258
Content development	1,226	752	2,267	1,588
General and administrative	6,591	2,301	9,380	4,334

Total	11,963	6,369	19,615	12,180

Income from continuing operations	605	3,199	4,589	6,585
Other income (expense):
Interest expense	(879)	(637)	(1,649)	(1,349)
Interest income	150	6	303	14
Foreign currency loss	(99)	—	(99)	—
Derivative gain (loss)	27	(81)	(46)	(169)

Total	(801)	(712)	(1,491)	(1,504)

Net (loss) income from continuing operations before tax	(196)	2,487	3,098	5,081
(Benefit) provision for income tax	(51)	117	1,176	232

Net (loss) income from continuing operations	(145)	2,370	1,922	4,849

Income from discontinued operation before tax	—	83	—	83
Benefit from income tax on discontinued operation	—	(42)	—	(99)

Net income from discontinued operation	—	125	—	182

Net (loss) income	$(145)	$2,495	$1,922	$5,031

Earnings (loss) per share:
Basic:
Continuing operations	$(0.01)	$0.12	$0.08	$0.24
Discontinued operation	—	0.01	—	0.01

Total	$(0.01)	$0.13	$0.08	$0.25

Diluted:
Continuing operations	$(0.01)	$0.12	$0.08	$0.24
Discontinued operation	—	0.01	—	0.01

Total	$(0.01)	$0.13	$0.08	$0.25

Weighted-average shares outstanding:
Basic	24,181,680	19,965,866	24,019,902	19,965,866
Diluted	24,181,680	19,965,866	24,403,727	19,965,866

ARCHIPELAGO LEARNING, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS – UNAUDITED
(in thousands)

	Six Months Ended
	June 30,
	2010	2009
Cash flows from operating activities
Net income	$1,922	$5,031
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of debt financing costs	149	101
Depreciation and amortization	1,602	1,307
Stock-based compensation	928	212
Unrealized gain on interest rate swap	(617)	(414)
Deferred income taxes	1,041	—
Deduction of net income from discontinued operation	—	(182)
Operating cash used by discontinued operation	—	(8)
Changes in operating assets and liabilities, net of acquisition, disposition and discontinued operation:
Accounts receivable	317	13
Prepaid expenses and other	(1,194)	(455)
Accounts payable	918	(10)
Accrued expenses	(1,054)	(787)
Deferred revenue	132	(206)
Other long-term liabilities	17	230
Net cash provided by operating activities	4,161	4,832
Cash flows from investing activities
Purchase of EducationCity	(61,300)	—
Purchase of property and equipment	(424)	(394)
Net cash used in investing activities	(61,724)	(394)
Cash flows from financing activities
Proceeds from supplemental term note	15,000	—
Proceeds from revolver	10,000	—
Payment of debt financing costs	(804)	—
Tax distributions to members	—	(768)
Purchase of common stock from ESPP	3	—
Payment of offering costs	(1,460)	—
Payments on term note	(388)	(874)
Net cash provided by (used in) financing activities	22,351	(1,642)
Effect of foreign exchange on cash and cash equivalents	225	—
Net change in cash and cash equivalents	(34,987)	2,796
Beginning of period	58,248	13,144
End of period	$23,261	$15,940
Supplemental information
Cash paid for interest	$1,495	$1,371
Cash paid for income taxes	$1,254	$73
Non-cash investing and financing activities
Accrued purchases of property and equipment	$252	$125
Issuance of common stock for purchase of EducationCity	$17,393	$—
Issuance of note payable for purchase of EducationCity	$4,687	$—

ARCHIPELAGO LEARNING, INC.
RECONCILIATIONS OF NON-GAAP MEASURES – UNAUDITED
(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Invoiced Sales:
Study Island new customers	$3,850	$3,618	$7,353	$6,550
Study Island existing customers	10,521	7,933	17,254	12,839
Study Island other sales	233	286	567	605
EducationCity	1,104	—	1,104	—

Total	15,708	11,837	26,278	19,994
Change in deferred revenue	(2,111)	(1,584)	(132)	206

Revenue	$13,597	$10,253	$26,146	$20,200

Adjusted Revenue:
Revenue	$13,597	$10,253	$26,146	$20,200
Impact of purchase accounting adjustment to deferred revenue(1)	224	—	224	—

Adjusted revenue	$13,821	$10,253	$26,370	$20,200

(1)	Purchase accounting under U.S. GAAP requires that deferred revenue assumed in an acquisition be recorded and subsequently recognized at its fair value at the time of the acquisition. Consequently, we do not recognize the full amounts paid by customers for acquired subscriptions. This adjustment reflects the difference between the amount we recognized in revenue and the full amounts paid by customers for that revenue.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Adjusted EBITDA:
Income from continuing operations	$605	$3,199	$4,589	$6,585
Depreciation and amortization	903	665	1,602	1,307
Change in deferred revenue	2,111	1,584	132	(206)
Stock-based compensation(2)	520	86	928	212
Investments / permitted acquisition expense(3)	3,290	257	3,293	257
Professional services and severance(4)	98	112	136	230
Unusual, non-recurring charges(5)	226	73	263	155

Adjusted EBITDA	$7,753	$5,976	$10,943	$8,540

(2)	Stock-based compensation includes non-cash compensation expense recorded in respect of shares or options issued to our employees or directors.

(3)	Investments and permitted acquisition expense includes fees and expenses in connection with investments or acquisitions permitted by our credit facility.

(4)	Represents recruitment costs associated with the hiring of our SVP Finance, severance costs, valuation study costs, contract labor fees for an international market study, and accounting and legal costs incurred in preparation for our IPO.

(5)	Unusual, non-recurring charges as defined by our credit agreement include agency fees paid to the agents under our credit facility, expense reimbursements to Providence Equity Partners permitted under our credit facility, costs related to the move of our corporate offices, non-executive recruiting fees, relocation costs, retention bonuses, bank fees and bad debt accrual in addition to those line items disclosed separately above.

	Three Months Ended June 30,
	2010		2009
	Dollars	Diluted EPS	Dollars	Diluted EPS
	(In thousands, except EPS)
Adjusted Net Income and Diluted EPS:
Net (loss) income from continuing operations.	$(145)	$(0.01)	$2,370	$0.12
Stock-based compensation	520	0.02	86	—
Derivative (gain) loss	(27)	—	81	—
Investments / permitted acquisition expense	3,290	0.13	257	0.01
Impact of purchase accounting adjustment to deferred revenue(1)	224	0.01	—	—
Professional services and severance	98	0.01	112	0.01
Corporate office move	38	—	—	—
Tax impact of above adjustments(2)	(1,544)	(0.06)	—	—

Adjusted net income and diluted EPS	$2,454	$0.10	$2,906	$0.14

	Six Months Ended June 30,
	2010		2009
	Dollars	Diluted EPS	Dollars	Diluted EPS
	(In thousands, except EPS)
Adjusted Net Income and Diluted EPS:
Net income from continuing operations	$1,922	$0.08	$4,849	$0.24
Stock-based compensation	928	0.04	212	0.01
Derivative loss	46	—	169	0.01
Investments / permitted acquisition expense	3,293	0.13	257	0.01
Impact of purchase accounting adjustment to deferred revenue(1)	224	0.01	—	—
Professional services and severance	136	—	230	0.01
Corporate office move	38	—	—	—
Tax impact of above adjustments(2)	(1,738)	(0.07)	—	—

Adjusted net income and diluted EPS	$4,849	$0.19	$5,717	$0.28

(1)	Purchase accounting under U.S. GAAP requires that deferred revenue assumed in an acquisition be recorded and subsequently recognized at its fair value at the time of the acquisition. Consequently, we do not recognize the full amounts paid by customers for acquired subscriptions. This adjustment reflects the difference between the amount we recognized in revenue and the full amounts paid by customers for that revenue.

(2)	The tax impact of the adjustments is calculated using the Company’s effective tax rate of 37.25% and 0% for the six months ended June 30, 2010 and 2009, respectively.

ARCHIPELAGO LEARNING, INC.
COMPUTATION OF DILUTED EPS – UNAUDITED
(in thousands)

	Three months ended June 30,
	2010		2009
	Net Income	Shares	Net Income	Shares

Continuing operations:
Net (loss) income	$(145)	25,409	$2,370	19,966
Less: Income attributable to restricted shares	—	(1,227)

Net (loss) income available to common stockholders	(145)	24,182

Basic (loss) earnings per share	$(0.01)		$0.12

Dilutive effect of restricted common stock		—

Diluted (loss) earnings per share	$(0.01)	24,182	$0.12

	Six months ended June 30,
	2010		2009
	Net Income	Shares	Net Income	Shares

Continuing operations:
Net income	$1,922	25,258	$4,849	19,966
Less: Income attributable to restricted shares	(94)	(1,238)

Net income available to common stockholders	$1,828	24,020

Basic earnings per share	$0.08		$0.24

Dilutive effect of restricted common stock		384

Diluted earnings per share	$0.08	24,404	$0.24